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                                 EXHIBIT 99(a)
                                 -------------

                       VITRONICS ANNOUNCES CONVERSION OF
                    SUBORDINATED CONVERTIBLE DEBENTURE AND
                COMPLETION OF SECONDARY BY SCHNEIDER SECURITIES

     NEWMARKET, N.H. -- (BUSINESS WIRE) -- Aug. 11, 1995 -- Vitronics Corp. (AMEX Symbol:VTC) announced today that the $1,200,000 Subordinated Convertible Debenture has been converted into 2,400,000 shares of Vitronics stock.

     Effective with this conversion, Schneider Securities Inc., the managing underwriter, has purchased 1,920,000 shares and has resold them into the public market through a secondary. Vitronics did not receive any proceeds from the sale of the shares.

     James J. Manfield, Jr., chairman and CEO of Vitronics Corp., said, "We are pleased that the conversion of the subordinated debt leaves the company relatively long-term debt free. The completion of the secondary by Schneider Securities Inc. has enabled this large block of 1,920,000 shares to be moved into the market without a major impact on the market of our stock. It also has removed the market overhang. With the conversion, Robert J. Hanks and John F. Rousseau have resigned as directors of Vitronics Corp. New England Growth Fund I, L.P. has retained 480,000 shares but cannot sell these shares into the open market for the next nine months."

     Vitronics Corp. is a supplier of state-of-the-art thermal processing and associated equipment, with an established reputation as an innovator and leader in the surface mount industry. Vitronics equipment is primarily aimed at the electronics industry and has achieved considerable technical recognition in the production of printed circuit boards. The company also supplies equipment to the medical, chemical, pharmaceutical, plastics, graphics and textile industries. Vitronics' customer list includes all 20 of the largest electronics companies.